EXHIBIT 16.1

M&K CPAS, PLLC

Houston, TX

June 15, 2012

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Truli Media Group, Inc. (the “Company”) Form 8-K dated June 18, 2012, and are in agreement with the statements relating only to M & K CPAs, PLLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ M & K CPAs, PLLC